Exhibit (11) - Statement Re: Computation of Earnings Per Share and
                  Pro Forma Earnings Per Share (1999)

                                                          Year Ended September 30,
                                                       1999           1998           1997
                                              --------------  ------------- -------------
   Average number of shares outstanding           8,976,640      8,307,342      7,876,906
                                              ============== =============  =============
   Net loss                                   $ (10,582,000) $ (10,404,000)  $ (5,302,000)
   Less:  amortization of redeemable
     preferred stock beneficial conversion
     discount                                 $           0  $           0  $  (2,222,000)

   Less:  cumulative dividend on
     redeemable preferred stock               $    (805,000)  $   (895,000) $    (385,000)
                                              --------------  ------------- -------------
   Loss applicable to common shares           $ (11,387,000) $ (11,299,000)  $ (7,909,000)
                                              ==============  ============= ==============

   Net loss per share                         $       (1.27)  $      (1.36) $       (1.00)
                                              ==============  ============= ==============